Exhibit 10.1

THE SHARES OFFERED HEREUNDER HAVE NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.  TRANSFER OF THESE SHARES IN THE UNITED STATES OR TO U.S. PERSONS IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATIONS S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

STOCK PURCHASE AND SETTLEMENT AGREEMENT

THIS STOCK PURCHASE AND SETTLEMENT AGREEMENT (THIS “Agreement”) is made as of September 30, 2008 (the “Effective Date”) by and between Altair Nanotechnologies Inc., a Canadian corporation (the “Company”), and Al Yousuf, LLC, a United Arab Emirates limited liability company (the “Investor”).

Recitals

A.           The Company and the Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation S (“Regulation S”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended; and

B.            The Investor wishes to purchase from the Company, and the Company wishesto sell and issue to the Investor, upon the terms and conditions stated in this Agreement, common shares of the Company (“Common Stock”); and

C.           The Company and the Investor also wish to settle certain potential claims arising in connection with the Purchase Agreement dated November 29, 2007 (the “2007 Purchase Agreement”) between the Company and Investor; and

D.           Contemporaneous with the sale of the Common Stock, the parties hereto will execute and deliver An Amendment to Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Amendment”), pursuant to which the Company will agree that certain rights set forth on the Registration Rights Agreement dated November 29, 2007 (as amended by the Amendment, the “Registration Rights Agreement”) between the Company and the Investor shall apply to the Shares issued hereunder.

Agreement

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person; provided, however, notwithstanding the foregoing, the Investor shall not be deemed to be an Affiliate of the Company.

“Battery Pack Issue” means (a) any battery packs the Company supplied, or agreed to supply, to Phoenix and the Company’s offer of a warranty replacement to Phoenix with respect to such battery packs or components thereof, (b) the theory, concern or problem that battery packs of the type supplied to Phoenix for use in vehicles contain a design flaw that could create a thermal event under certain  circumstances, (c) any accounting adjustments, including inventory write-offs, revenue adjustments, expense adjustments or increases to warranty reserves, arising from (a) or (b) above; and (d) any representations, warranties, statements, acts or omissions regarding (a), (b) or (c) above, the Company’s relationship with Phoenix, orders from Phoenix or the potential for any orders or revenues in the future from Phoenix.

“Business Day” means a day, other than a Friday, Saturday or Sunday, on which banks in New York City, New York and the United Arab Emirates are open for the general transaction of business.

“Claim” means any and all claims, liabilities, charges, demands, grievances, and causes of action of any kind or nature whatsoever, including without limitation claims for breach of contract, breach of fiduciary duty, fraud or indemnification, whether direct or indirect, liquidated or unliquidated.

“Closing” has the meaning set forth in Section 3(a).

“Closing Date” has the meaning set forth in Section 3(a).

“Common Stock” has the meaning set forth in the Recitals.

“Company’s Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry, including, but not limited to, reviewing this Agreement.

“Compensation Committee” means any committee of the Board of Directors of the Company appointed to satisfy the requirements of NASDAQ Stock Market Rule 4350(c)(3), or any successor rule, or that otherwise has been delegated the power, authority and responsibility to make recommendations or decisions with respect to the compensation of executive officers of the Company.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Final Closing” has the meaning set forth in Section 3(c).

“Initial Closing” has the meaning set forth in Section 3(b).

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Investor Shares” means the Shares and any shares of Common Stock acquired pursuant to the 2007 Purchase Agreement.

A Claim is a “Known Claim,” with respect to any Person if the Person or any Affiliate of the Person (including any executive officer (as defined in Rule 405 under the 1933 Act), manager, member or director of the Person) had actual knowledge of the facts that would give rise to the Claim or notice of facts, which in the exercise of reasonable diligence or following a reasonable inquiry, would have led to actual knowledge of the facts that would give rise to the Claim.

“Law” means all constitutions, statutes, laws, treaties, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, acts, determinations, directions or decrees of any governmental entity with jurisdiction over the respective Person or any stock exchange or market on which any securities of the Company are listed.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), prospects or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents; provided, however, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:  any adverse change, event, development, or effect to the extent arising from (a) changes in general business or economic conditions occurring after the date of this Agreement, including such conditions related to the business of such party but not unique for such party, (b) changes in national or international political or social conditions occurring after the date of this Agreement, including engagement, continuation or escalation by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) any disruption in the financial, banking, or securities markets, (d) changes resulting from the execution, announcement or performance of this Agreement.

“New Securities” means equity securities of the Company, or rights, options, or warrants to purchase said equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for said equity securities; provided, however, New Securities shall not include: (a) any equity securities, rights, options, warrants or securities exchangeable into or exercisable for equity securities to the extent outstanding on the Effective Date; (b) securities issued upon the exercise or conversion of any debenture, warrant, option, or other security exchangeable into or exercisable for any equity securities; (c) securities issuable upon a stock split, stock dividend, or any subdivision of the Common Stock; (d) shares of Common Stock, options, stock appreciation rights and similar rights issued or issuable to employees or directors of, or consultants to, the Company and its subsidiaries pursuant to any plan approved by the Company’s Board of Directors; (e) securities issued or issuable in transactions in which the Company is purchasing, directly or through a merger, triangular merger, share exchange or other transaction, substantially all of the assets or business of another company, (f) any securities issued or issuable to banks, investment banks, placement agents, finders or other consultants or advisors for their own account and for services rendered; and (g) securities issued or issuable pursuant to agreements entered into as part of a licensing, supply or development transaction in which the consideration for the securities, or the vesting of the securities, is entering into the transaction or the meeting of a milestone, a certain level of orders or another performance-related event and is not cash, a promissory note or other obligation to pay cash or a cash equivalent and to the extent the aggregate number of securities issued or issuable pursuant to all such agreements does not exceed one percent (1%) of the issued and outstanding common shares of the Company as at the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Per Share Price” means $1.70 per Share.

“Phoenix” means Phoenix MC, Inc., Phoenix Motorcars, Inc. and/or its predecessors to, or successors to, the business plan and assets of the foregoing.

“Predecessor” means, with respect to the Company, an entity substantially all of whose assets and business was acquired by the Company or one of its Subsidiaries, whether through merger, consolidation, asset purchase, stock purchase or otherwise.

“Purchase Price” means $10,000,000.10

“Purchase Shares” means 5,882,353 shares of Common Stock.

“Release Shares” means 2,117,647 shares of Common Stock.

“Rights Period” shall mean the period between the Final Closing and the earliest to occur of (i) the first date that the Investor Shares constitute no more than ten (10) percent of the Company’s outstanding Common Stock (on a fully diluted basis assuming exercise or conversion of all options, warrants, conversion rights and other rights exercisable for or convertible into Common Stock), (ii) the first date after January 1, 2010 that the market price of the Common Stock has exceeded $4.50 (adjusted for stock splits, consolidations and similar transactions) for 60 consecutive trading days, and (iii) the closing of the sale of substantially all of the assets of the Company, a merger involving the Company in which the shareholders of the Company prior to the transaction own less than 50% of the surviving entity or a similar change of control transaction.

“SEC Filings” has the meaning set forth in Section 4.6.

“Shareholder Rights Plan Agreement” means the Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999 between the Company and Equity Transfer Services, as rights agent, as amended by Amendment No. 1 to Amended and Restated Shareholders Rights Plan Agreement dated September 30, 2008.

“Shares” means the sum of the Purchase Shares and the Release Shares.

“Subsidiary” means a Person of which the Company holds, directly or indirectly, more than 40% of the outstanding equity interests.

“Transaction Documents” means this Agreement and the Amendment.

“Transfer Agent” means Equity Transfer Services and Trust Company or the successor transfer agent of the Company.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.              Issuance of the Release Shares and Purchase and Sale of the Purchase Shares.  Subject to the terms and conditions of this Agreement, on the Initial Closing Date the Company shall issue to the Investor the Release Shares, and on the Final Closing Date the Investor shall purchase, and the Company shall sell and issue to the Investor, the Purchase Shares, in the case of each such Closing Date in exchange for the consideration described herein.

3.             Closing.

(a)           Two Closings. The closing of the purchase and sale of the Shares shall take place in two closings, each of which is referred to as a “Closing” and each of which shall be deemed to have occurred at the time (the “Closing Date”) specified in this Section 3 with respect to such Closing.

(b)           Initial Closing.  At the initial Closing (the “Initial Closing”), the Company shall issue the Release Shares to the Investor, and the releases and other provisions set forth in Section 9 of this Agreement shall become irrevocably effective and binding.   The Initial Closing shall be deemed to have occurred, without any additional action on behalf of the parties, on the Effective Date upon the execution of this Agreement by both the Company and the Investor.  Within three (3) Business Days of the execution of this Agreement by both parties, the Company shall deliver to Dewey & LeBeouf LLP, for the benefit of the Investor, at the following address, 333 South Grand Avenue Suite 2600, Los Angeles, CA 90071, USA, Attn: Michael DuQuesnay, Telephone (213) 621-6528, three certificates for the Release Shares registered in the name of the Investor, each representing approximately one-third of the Release Shares (consistent with Section 12.2) and with such legends as are contemplated by this Agreement.

(c)           Subsequent Closing.  At the subsequent Closing (the “Final Closing”), the Investor shall purchase from the Company, and the Company shall sell to the Investor, the Purchase Shares in exchange for the Purchase Price.   The Final Closing shall be deemed to have occurred at the time on which the Company receives confirmation of the receipt of the Purchase Price by the bank to which the Purchase Price is wire transferred. To achieve the Final Closing, the Investor shall wire transfer the Purchase Price, directly or through an intermediary bank, to the bank account of the Company in accordance with the wire instructions provided by the Company. The Investor shall also provide reference number information for the transfer to John Fallini, via email at jfallini@altairnano.com. The parties shall cause the Final Closing to occur no later than 15 calendar days after the Effective Date.  Within three (3) Business Days after the receipt by the Company of the Purchase Price, the Company shall deliver to Dewey & LeBeouf LLP, for the benefit of the Investor, at the following address, 333 South Grand Avenue Suite 2600, Los Angeles, CA 90071, USA, Attn: Michael DuQuesnay, Telephone (213) 621-6528, three certificates for the Purchase Shares registered in the name of the Investor, each representing approximately one-third of the Purchase Shares (consistent with Section 12.2) and with such legends as are contemplated by this Agreement.

4.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, subject to the exceptions fully, fairly and specifically disclosed in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to the Investor dated as of the date hereof (the “Disclosure Letter”), which exceptions shall be deemed to be representations and warranties as if made hereunder, the following statements are true, accurate, complete and not misleading as of the Effective Date, except where another date is specified in the representation or warranty (for the avoidance of doubt, if any section in the Disclosure Letter discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Letter readily apparent based on the substance of such disclosure, such matter shall be deemed to have been disclosed in such other section of the Disclosure Letter, notwithstanding the omission).   Except as set forth in this last sentence of this paragraph, no other knowledge of the Investor relating to the Company will prevent or limit a claim made by the Investor for breach of any of the representations and warranties in this Section 4, and the Company may not put forward the Investor’s knowledge (actual, constructive or imputed) of any facts which might make any of the representations and warranties in this Section 4 untrue, inaccurate, incomplete or misleading as a defense to a claim for breach of any of the representations and warranties.  Notwithstanding the preceding sentence, the Investor shall have deemed to have knowledge of all information in the SEC Filings, and the Company may assert Investor’s knowledge of information in the SEC Filings to prevent or limit a claim that the representations and warranties in Section 4 are untrue, inaccurate, incomplete or misleading.

4. 1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite company power and authority to carry on its business as now conducted and to own its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign company and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary.

4. 2           Authorization.  The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Shares.  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3           Capitalization.  Section 4.3 of the Disclosure Letter sets forth as of September 30, 2008 (a) the authorized capital stock of the Company; (b) the number of shares of capital stock issued and outstanding; (c) the number of shares of capital stock issuable pursuant to the Company’s stock plans; and (d) the number of shares of capital stock issuable and reserved for issuance pursuant to securities (other than the Shares and options or other rights outstanding under the Company’s stock plans) exercisable for, or convertible into or exchangeable for any shares of capital stock of the Company.  The Company has not issued any shares of capital stock (other than upon the exercise of an option or warrant outstanding on the Effective Date and disclosed in the Disclosure Letter) or any options, warrants or other rights exercisable for, convertible into or exchangeable for any shares of capital stock since September 30, 2008. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights (other than as arise under this Agreement) and were issued in full compliance with applicable state and federal securities law and any rights of third parties.  No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company other than as set forth in this Agreement.  Except as described in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 (the “Most Recent Form 10-Q”), in the Disclosure Letter and in agreements with the Investor, (w) there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, (x) neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind, (y) there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the security holders of the Company relating to the securities of the Company held by them, and (z) other than under agreements to which the Investor is a party, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person (except for such registration rights that have been satisfied or are being satisfied by means of a currently effective registration statement filed by the Company).

The issuance and sale of the Shares hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as set forth in the Shareholder Rights Plan Agreement, the Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.  The Company has authorized and executed the Amendment No. 1 to Amended and Restated Shareholders Rights Plan Agreement dated September 30, 2008, pursuant to which the Investor and its affiliates are excepted from the definition of “Acquiring Person” in the Shareholder Rights Plan Agreement (provided that their ownership does not subsequently increase by 1% and they do not initiate a “Take-over Bid”), and the consummation of the transactions contemplated by this Agreement shall not give rise to the ability for holders of Common Stock to exercise “Rights” or otherwise precipitate the application of Section 3.1 of the Shareholder Rights Plan Agreement.   Terms set forth in quotations marks in the preceding sentence have the meaning set forth in the Shareholder Rights Plan Agreement.

4.4           Valid Issuance.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

4.5           Consents.  The execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Shares require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official having jurisdiction over the Company or any of its Affiliates that has not been obtained, including without limitation, the NASDAQ Capital Market (the “NASDAQ Capital Market”) and the Company’s shareholders, other than (a) filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods, (b) a Notification Form Listing Additional Shares to be filed with the NASDAQ Capital Market, which the Company undertakes to file promptly following the Effective Date, (c) a Current Report on Form 8-K describing the Transaction Documents and the transactions contemplated by the Transaction Documents, which the Company undertakes to file within four (4) Business Days after the Effective Date, and (d) filings required by the Registration Rights Agreement.   Subject to the accuracy of the representations and warranties of the Investor set forth in Section 5 hereof, the Company has taken all action necessary to prevent the issuance and sale of the Shares from triggering any rights or penalties under the provisions of any shareholder rights plan or other “poison pill” arrangement (including for the avoidance of doubt the Shareholder Rights Plan Agreement), any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company’s Articles of Continuance or Bylaws that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Shares and the ownership, disposition or voting of the Shares by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

4.6           Delivery of SEC Filings; Business.

(i)           The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and all other reports filed by the Company pursuant to the 1934 Act since December 31, 2007 and prior to the Effective Date (collectively, together with all Exhibits thereto and incorporated by reference therein, the “SEC Filings”).  The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.

(ii)           The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings, and to the extent required by rules governing the content of the SEC Filings, the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.7           Use of Proceeds.  The net proceeds of the sale of the Shares hereunder shall be used by the Company for working capital, capital expenditures, and general corporate purposes, which may include acquisitions of complementary businesses, products or technologies.

4.8           No Material Adverse Change.  Since June 30, 2008, except as identified and described in the SEC Filings and filings made by Affiliates of the Company on EDGAR pursuant to the 1934 Act, there has not been:

(i)           any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Most Recent Form 10-Q, except for changes in the ordinary course of business which have not and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii)           any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv)           any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v)            any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results prospects or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted);

(vi)           any change or amendment to the Company’s Articles of Continuance or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii)           any labor union organizing activities or material labor difficulties with respect to employees of the Company or any Subsidiary;

(viii)          any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix)             the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x)              any material changes in compensation arrangements with any key employee, senior management or directors;

(xi)             the loss or threatened loss in writing of any customer which has had or could reasonably be expected to have a Material Adverse Effect;

(xii)            any sale, assignment or exclusive license or transfer of the Company’s Intellectual Property;

(xiii)           any material change in contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; or

(xiv)           to the Company’s Knowledge any events, occurrences, changes, effects or conditions of any character that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.9           SEC Filings; S-3 Eligibility.

(a)           At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and, to the Company’s Knowledge, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           The Company is presently eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for sale by the Investor as contemplated by the Registration Rights Agreement.

(c)           To the Company’s Knowledge, the Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the Effective Date.

4.10           No Conflict, Breach, Violation or Default.  The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Articles of Continuance or the Company’s Bylaws, both as in effect on the Effective Date (true and complete copies of which have been made available to the Investor through the EDGAR system), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4.11           Tax Matters.  The Company and each Subsidiary has timely prepared and filed all tax returns, as amended, required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  All such tax returns are true, complete, and correct in all material respects.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, except where such failure to withhold or collect would not have a Material Adverse Effect.  There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property.  There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity. No audit in respect of any tax liability is pending with respect to any tax liability shown on a tax return filed by the Company or any Subsidiary.

4.12           Title to Properties.  Except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.13           Inventory.  Except as disclosed in the SEC Filings, the Company’s inventory is of satisfactory quality and saleable in the usual course of its business. Except as would be covered by the warranty and other reserves set forth in the Company’s financial statements, (a) the Company has not supplied, or agreed to supply, defective or unsafe products or products which fail to comply with their terms of sale, and (b) no products in a state ready for supply by the Company are defective or unsafe or will fail to comply with their terms of sale.  The Company’s level of inventory is reasonable having regard to current and anticipated demand.

4.14           Compliance with Laws.  The Company is in compliance with all laws of any governmental body applicable to its business or operations, except where the failure to be in compliance would not have a Material Adverse Effect.  The Company has not received any written notice of or been charged with the violation of any laws, except where such violation would not have a Material Adverse Effect.

4.15           Certificates, Authorities and Permits.  The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except where the failure to have such certificates, authorities or permitted would not have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.  All such certificates, authorities and permits are validly held by the Company.  The Company has complied with all material terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

4.16           Employees and Labor Disputes.  (a) No labor dispute with the employees of the Company or any Subsidiary exists or, to the Company’s Knowledge, is imminent, (b) to the Company’s  Knowledge, no union organizational campaign is in progress with respect to the employees of the Company, (c) the Company is not engaged in any unfair labor practice, (d) there is no unfair labor practice charge or complaint against the Company pending, or, to the Company’s Knowledge, threatened, (e) there are no pending, or, to the Company’s Knowledge, threatened, charges against the Company or any current or former employee of the Company (in his or her capacity as such), (f) the Company has not received written notice during the past two years of the intent of any governmental body responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the Company’s Knowledge, no such investigation is in progress and (g) the Company is in compliance in all material respects with all laws and orders relating to the employment of labor and classification of persons as employees, including all such laws and orders relating to wages, hours, discrimination, civil rights, safety and the collection and payment of withholding and similar taxes and the provision of employee benefits, except where any such noncompliance shall not have a Material Adverse Effect.

4.17           Benefit Plans.  The Company is in compliance with all of its obligations under any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has or may have any present or future liability.  There is no multiemployer plan within the meaning of Section 3(37) of ERISA under which the Company has or may have any present or future liability.

4.18           Intellectual Property.

(a)           No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted has been or is now involved in any cancellation or litigation, and, to the Company’s Knowledge, no such action is threatened.  No patent of the Company or its Subsidiaries is involved in any interference, reissue, reexamination or opposition proceeding.

(b)           All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or currently planned to be conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than generally commercially available, non-custom, off-the-shelf software application programs) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which constitutes a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

(c)           The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or currently proposed to be conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, which ownership or right is, except as disclosed in the SEC Filings, free and clear of all liens, encumbrances, adverse claims or obligations to license (as licensor) all such owned Intellectual Property, other than licenses entered into in the ordinary course of the Company’s and its Subsidiaries’ businesses.

(d)           To the Company’s Knowledge, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not infringe or otherwise impair or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted are not being Infringed in any material respect by any third party.  There is no litigation or order pending or outstanding against the Company or, to the Company’s Knowledge, threatened or imminent against the Company, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

(e)           The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted or as currently proposed to be conducted.

(f)           All software owned by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, all software licensed from third parties by the Company or any of its Subsidiaries that is material to the conduct of the Company’s and its Subsidiaries’ business as currently conducted (i) is free from any material defect, bug, virus, or programming, design or documentation error; (ii) operates and runs in a reasonable and efficient business manner; and (iii) conforms in all material respects to the specifications and purposes thereof.

(g)           The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Intellectual Property and Confidential Information.  Each employee, consultant and contractor who has had access to Confidential Information, the continued confidentiality of which is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted, has executed an agreement to maintain the confidentiality of such Confidential Information or is subject to a fiduciary duty requiring that such confidentiality be maintained.  Except under confidentiality obligations, to the Company’s knowledge, there has been no material disclosure by the Company of any of the Company’s or its Subsidiaries’ Confidential Information to any third party.  The Company and its Subsidiaries have secured from all parties (including employees thereof) who have created any portion of, or who would otherwise have any ownership rights in or to, the Company’s and its Subsidiaries’ Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and each Subsidiary.

4.19           Environmental Matters.  Neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or, to the Company’s knowledge, operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, and is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that could reasonably be expected to lead to such a claim.  None of the following exists at any property or facility owned or operated (whether by fee interest, leasehold interest, or otherwise) by the Company: (a) under or above-ground storage tanks, (b) asbestos containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments, or disposal areas.  Neither the Company nor any of its Predecessors or Affiliates has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Materials, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any claim for damages, including any damages for response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to any Environmental Laws.  For this section “Hazardous Materials” means any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental Laws.  Neither the Company nor any of its Predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.  No facts, events or conditions relating to the past or present facilities, properties or operations of the Company, nor any of its Predecessors or Affiliates, will prevent, hinder, or limit continued compliance with any applicable Environmental Laws or give rise to any damages or any other liabilities under any Environmental Laws.

4.20           Litigation.  There are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties that could, if decided adversely to the Company, reasonably be expected to have a Material Adverse Effect, and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.  There are no pending governmental or other investigations or enquiries or proceedings concerning the Company, its Subsidiaries or any of their properties that could, if decided adversely to the Company, reasonably be expected to have a Material Adverse Effect, and to the Company’s Knowledge, no such investigations, enquiries or proceedings are threatened or contemplated.

4.21           Financial Statements.  The financial statements included in each SEC Filing comply with the rules and regulations of the SEC with respect thereto (including accounting requirements) as in effect at the time of filing of such reports and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown.  Such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the 1934 Act).  Except as set forth in the financial statements of the Company included in the SEC Filings filed prior to the Effective Date, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.  The Company recognizes revenue consistent with GAAP.

4.22           Undisclosed Liabilities.  The Company has no liability that would be required by GAAP to be set forth on a balance sheet other than (a) liabilities reflected in the SEC Filings, (b) accounts payable and accrued expenses accruing after June 30, 2008 in the ordinary course of business or in accordance with this Agreement, or (c) liabilities otherwise reflected herein or in the Disclosure Letter.

4.23           Insurance Coverage.  The Company and each Subsidiary maintains in full force and effect insurance coverage for the business being conducted and properties owned or leased by the Company and each Subsidiary that the Company believes is adequate against all liabilities, claims and risks against which would be prudent, given the totality of the circumstances, for the Company to insure. The premiums for the insurance policies have been fully paid.  The insurance afforded under such policies is comparable in type of coverage to that maintained by persons engaged in the manufacturing processes similar to that engaged in by the Company and in amounts comparable to manufacturing entities of similar size engaged in similar processes. Such policies are in full force and effect and will remain so through each Closing.  None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

4.24           Product Warranty. The reserves set forth in the financial statements of the Company with respect to any liability associated with the failure of any product manufactured, sold, leased, or delivered by the Company to be in conformity with all applicable laws, contracts, and all express and implied warranties, have been calculated in accordance with GAAP. No product designed, manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity or similar liability beyond the guaranties, warranties and indemnities set forth in governing agreements or implied under governing law.

4.25           Product Liability.  The Company does not have any liability (and, to the Knowledge of the Company, there is no basis for any present or future action against the Company giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, sold, leased, or delivered by the Company.

4.26           Listing.  The Company’s Common Stock is quoted on the NASDAQ Capital Market.  The Company has not received any oral or written notice that its Common Stock will be delisted from the NASDAQ Capital Market nor that its Common Stock does not meet all requirements for the continuation of such quotation and the Company satisfies the requirements for the continued listing of its Common Stock on the NASDAQ Capital Market.

4.27           Brokers and Finders.  No Person will have, as a result of actions or omissions of the Company in connection with the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

4.28           No Directed Selling Efforts or General Solicitation.  In connection with the offer or sale of any of the Shares Neither the Company nor any Person acting on its behalf has conducted (a) any general solicitation or general advertising (as those terms are used in Regulation D promulgated by the SEC (“Regulation D”)), or (b) any direct selling efforts (as that term is used in Regulation S).

4.29           Private Placement.  Subject to the accuracy of the representations and warranties of the Investor in Section 5, the offer and sale of the Shares to the Investor as contemplated hereby is exempt from the registration requirements of the 1933 Act and is being made pursuant to the exemption afforded by Regulation S.  The Company agrees not to register any transfer of the Shares not made in accordance with the provisions of Regulation S.

4.30           Questionable Payments.  Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses:  (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.31           Transactions with Affiliates.  Except as disclosed in the SEC Filings or filings made by Affiliates of the Company on EDGAR pursuant to the 1934 Act, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of capital stock, stock options, warrants and/or other rights convertible into or exercisable for capital stock, and for services as employees, officers and directors), that is required by governing rules to be disclosed in any SEC Filings or filing by an Affiliate of the Company.

4.32           Internal Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed period report under the 1934 Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the most recently filed periodic report under the 1934 Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the 1934 Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

4.33           No Manipulation of Stock.  Neither the Company, nor any of its directors, officers or Controlling Persons (other than Persons that become Controlling Persons as a result of the transactions contemplated by this Agreement), has taken any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Shares.

4.34           Company Not an “Investment Company”.  The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”).  The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” or (except to the extent the Investor is an “investment company”) an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and (except to the extent the Investor is an “investment company”) shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

4.35           Contracts.  The contracts described in the SEC Filings that are currently material to the Company are in full force and effect on the Effective Date except as described in the SEC Filings.  Except as described in the SEC Filings, neither the Company nor, to the Company’s Knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect.

4.36           Insolvency.  No order has been made or petition presented or resolution passed for the winding up of the Company or for the appointment of a provisional liquidator to the Company or for an administration order in respect of the Company.  No receiver and manager has been appointed by any person of the whole or any part of the business or assets of the Company.

4.37           Anti-Sandbagging Representation. There are no Known Claims that could be made or asserted by the Company or any Affiliate of the Company against any Investor Releasees (as defined in Section 9.2(a)) arising out of or related to acts, events, occurrences, statements or omissions that occurred (or failed to occur) prior to the Effective Date other than Known Claims that are within the scope of, and completely released and discharged by, Section 9.2.

5.           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that:

5.1           Organization and Existence.  The Investor is a validly existing limited liability company and has all requisite limited liability company power and authority to invest in the Shares pursuant to this Agreement.

5.2           Authorization.  The execution, delivery and performance by the Investor of the Transaction Documents have been duly authorized and will each constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5. 3           Purchase Entirely for Own Account.  The Shares to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act.  The Investor is not a registered broker dealer or an entity engaged in the business of being a broker dealer.

5.4           Investment Experience.  The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information.  The Investor has had an opportunity to receive all additional information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Shares.  The Investor acknowledges receipt of copies of the SEC Filings.  Other than as expressly set forth in this Agreement, neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6           Restricted Securities/ Hedging Restrictions.  In addition to complying with all other restrictions set forth herein, the Investor agrees to resell the Shares only (and acknowledges and agrees that the Company shall be required to refuse to register any resale or other transfer of the Shares not made) in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act or pursuant to an available exemption from such registration.  The Investor acknowledges that, among other restrictions, Regulation S prohibits the transfer of the Shares to, or for the account or benefit of, any U.S. person or within the United States.  The Investor will not engage in any hedging transactions involving the Shares except in compliance with Regulation S.

5.7           Legends.  It is understood that, except as provided below, certificates evidencing the Shares may bear the following or any similar legend:

(a)           THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.  ANY SUCH DISPOSITION MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT SHALL NOT BE MADE UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY SHALL NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

(b)           If required by the laws and regulations of Canada, any state or any province in connection with the issuance or sale of the Shares, the legend required by such law or regulation.

Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement and receipt by the Company of the Investor’s written confirmation that such Shares have been disposed in compliance with the prospectus delivery requirements of the 1933 Act or (ii) Rule 144(b)(i) or successor provision becoming available, the Company shall, upon an Investor’s written request, promptly cause certificates evidencing the Shares to be replaced with certificates which do not bear such restrictive legends.

5.8           Non US Person.  The Investor is not a "U.S. Person" (as defined in Regulation S) and is not acquiring the Shares for the account or benefit of any U.S. Person.  Without limiting the generality of the foregoing, the Investor is not acquiring the Shares for the account or benefit of any of the following:  (i) a natural person resident in the United States, (ii) a partnership or corporation organized or incorporated under the laws of the United States or formed by a U.S. Person principally for the purpose of investing in securities not registered under the 1933 Act, (iii) an estate of which any executor or administrator is a U.S. Person, (iv) a trust of which any trustee is a U.S. Person, (v) an agency or branch of a foreign entity located in the United States, (vi) a non-discretionary account or similar account held by a dealer or other fiduciary for the benefit or account of a U.S. Person, or (vii) a non-discretionary account or similar account held by a dealer or other fiduciary organized, incorporated, or resident in the United States.  The Investor is domiciled in the United Arab Emirates and has no present intention of becoming a resident of any other country.  The Investor was not solicited to purchase the Shares while present in the United States.  The Investor was outside the United States at the time of executing this Agreement and delivering it to the Company.

5.9           No General Solicitation.  The Investor did not learn of the investment in the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar.

5.10           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

5.11           Prohibited Transactions.  During the last thirty (30) days prior to the Effective Date, the Investor has not, directly or indirectly, nor has the Investor made any recommendation or suggestion regarding trading in the Common Stock to or known of any Person who has, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the 1934 Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Shares (each, a “Prohibited Transaction”).

5.12           Compliance with Domestic Law.  The offer, sale and purchase of the Shares pursuant to this Agreement does not and will not violate any laws of the Investor’s jurisdiction of domicile and incorporation, including without limitation, any securities laws or foreign exchange or foreign investment laws, and no governmental or other third party consents need to be obtained under the laws of Investor’s jurisdiction in connection with this Agreement and the closing of the transactions contemplated hereunder.

5.13           Accuracy of Form 4 / Schedule 13D.  The information set forth in the Investor’s most recent Form 4 and Schedule 13D with respect to the Common Stock was true, correct and complete and, with respect to the Schedule 13D with respect to the Common Stock, remains true, correct and complete as of the date hereof.

5.14           Anti-Sandbagging Representation. There are no Known Claims that could be made or asserted by the Investor or any Affiliate of the Investor against any Company Releasees (as defined in Section 9.1(a)) arising out of or related to acts, events, occurrences, statements or omissions that occurred (or failed to occur) prior to the Effective Date other than Known Claims that are within the scope of, and completely released and discharged by, Section 9.1.

6.  Right to Designate Director(s) and Observer.

6.1           Designation Rights. Subject to Section 6.4, the Company shall take all such action as is necessary or advisable and within its control (except to the extent such actions, upon advice of counsel, would be a breach of, contrary to or otherwise in conflict with any applicable Law or fiduciary duty imposed thereby), including without limitation calling special Board of Director and stockholder meetings, so that:

(a)  during the Rights Period, one individual (who initially will be Iqbal Al Yousuf) designated by the Investor (the “Initial Director”) shall be appointed or elected to the Board of Directors;

(b)  from and after the date of the next annual meeting of shareholders of the Company through the end of the Rights Period, a second individual designated by the Investor (the “Second Director”; together with the Initial Director, the “Investor’s Directors”) shall be appointed or elected to the Board of Directors;

(c) during the Rights Period, the removal from the Board of Directors (with or without cause) of an Investor’s Director shall be at the written request of the Investor but only upon such written request and under no other circumstances; and

(d) in the event that an Investor’s Director ceases to serve as a member of the Board of Directors during his term of office (whether by death, resignation or removal) during the Rights Period, the resulting vacancy on the Board of Directors shall be filled by an individual designated by the Investor.

6.2           Failure to Designate Investor’s Director.  If the Investor fails to designate an individual to fill one of the Investor’s Directorships pursuant to the terms of this Section 6 during the Rights Period, the individual previously holding such directorship shall be elected to such position, or if such individual fails or declines to serve, the election of an individual to such directorship shall be accomplished in accordance with the Company’s Bylaws and applicable Law.

6.3           Observer Rights.  Until the appointment or election of the Second Director and prior to the expiration of the Rights Period, the Company shall give the Investor notice of each meeting of the Board of Directors, at the same time and in the same manner as notice is given to the directors of the Board of Directors, and, except as set forth in Section 6.4, the Company shall permit one representative selected by the Investor (the “Observer”) to attend, as an observer, all meetings of the Board of Directors.  Except as set forth in Section 6.4, the Observer shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes) given to directors in connection with such meetings. In connection with the attendance of any meeting, or the receipt of any materials and other information by the Observer, the Observer shall sign a confidentiality agreement in form and substance reasonably satisfactory to the Observer and the Company.  Notwithstanding anything in this Section 6.3 to the contrary, at any time the Initial Director is serving on the Board of Directors, any notice, consent, explanation, written material or other information delivered to the Initial Director shall be deemed to have been delivered to the Observer.

6.4           Exceptions to Observation Rights.  Notwithstanding anything in this Agreement to the contrary, the Board of Directors may limit the access of the Observer to any of the following types of materials or communication, or to any portion of any meeting to which any of the following considerations applies: (i) the materials, communications or meeting involve communications with counsel with respect to which the Board of Directors desires to maintain the right to assert attorney-client privilege, (ii) the materials, communications or meeting involve claims by, or transactions with, the Investor, the Observer or any Affiliate of the Investor or Observer (including any entity in which the Investor, the Observer or any Affiliate owns a 5% or greater equity interest), or (iii) the Board of Directors otherwise determines, in its reasonable, discretion, that granting the Observer access to such materials, communications or meeting would create a material risk to the interests of the Company.

7.           Compensation Committee Representation.  During the Rights Period, to the extent permitted by Law, one of the Investor’s Directors (as designated by the Investor) shall be entitled to serve as a member of the Compensation Committee.

8.           Right of First Offer.

8.1           Right of First Offer.  During the Rights Period, subject to the terms and conditions specified in this Section 8 and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to the Investor in accordance with the following provisions of this Section 8.

8.2           Notice. The Company shall deliver a notice, in accordance with the provisions of Section 14.4 hereof  (the “Offer Notice”), to the Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

8.2           Notice of Acceptance.  By written notification received by the Company, within ten (10) calendar days of the date the Offer Notice is deemed to have been received, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the number of shares of Common Stock held (and any other securities convertible into, or otherwise exercisable or exchangeable for, shares of Common Stock then held) by such Major Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

8.3           Remaining Securities.  If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 8.2 hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 8.2 hereof, offer the remaining unsubscribed portion of such New Securities (collectively, the “Refused Securities”) to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 8.

9.           Release.

9.1           Release of the Company.

(a)           In consideration of the covenants and agreements of the Company under this Agreement, the Release Shares, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, for itself and its successors, assigns and all persons and entities claiming by, through, or under it, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold the Company and its present and former officers, directors, employees, agents, representatives, attorneys, brokers, placements agents and Affiliates (hereinafter referred to, both individually and collectively, as “Company Releasees”), harmless of and from any and all (i) Claims that the Investor had, has, or may claim to have against any Company Releasees arising from the Battery Pack Issue, and (ii) Known Claims.

(b)           Investor understands and agrees that it may be releasing and waiving Claim(s) that it does not know exist or may exist in its favor at the time  it signs this Agreement which, if known by it, would materially affect its decision to sign this Agreement.  Nonetheless, for the purpose of implementing a full and complete release and discharge of Company Releasees, Investor expressly acknowledges that the release set forth in Section 9.1(a) is intended to include in its effect, without limitation, Claim(s) which Investor does not actually know exist in his favor and that the release set forth in Section 9.1(a) contemplates the extinguishment of any such Claim(s).   The provisions of this Section 9.1 shall be effective on the Effective Date and shall not be subject to termination or revocation, even if this Agreement is subsequently terminated.

9.2           Release of the Investor.

(a)           In consideration of the covenants and agreements of the Investor under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, for itself and its successors, assigns and all persons and entities claiming by, through, or under it, hereby irrevocably, unconditionally, and completely releases, discharges, and agrees to hold the Investor and its present and former officers, directors, employees, agents, representatives, attorneys, brokers, placements agents and Affiliates (hereinafter referred to, both individually and collectively, as “Investor Releasees”), harmless of and from any and all (i) Claims that the Company had, has, or may claim to have against any Investor Releasees arising from the Battery Pack Issue, and (ii) Known Claims.

(b)           The Company understands and agrees that it may be releasing and waiving Claim(s) that it does not know exist or may exist in its favor at the time  it signs this Agreement which, if known by it, would materially affect its decision to sign this Agreement.  Nonetheless, for the purpose of implementing a full and complete release and discharge of Investor Releasees, Company expressly acknowledges that the release set forth in Section 9.2(a) is intended to include in its effect, without limitation, Claim(s) which Company does not actually know exist in his favor and that the release set forth in Section 9.2(a) contemplates the extinguishment of any such Claim(s).   The provisions of this Section 9.2 shall be effective on the Effective Date and shall not be subject to termination or revocation, even if this Agreement is subsequently terminated.

10.  Conditions to Closing.

10.1           Conditions to the Investor’s Obligations.  The obligation of the Investor to purchase the Shares at each Closing is subject to the fulfillment, on or prior to the respective Closing Date, of the following conditions, any of which may be waived by the Investor:

(a)           The representations and warranties made by the Company in Section 4 hereof shall have been true and correct on the Effective Date, except to the extent any such representation or warranty expressly speaks as of a different date, in which case such representation or warranty shall be true and correct as of such different date.  The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the respective Closing Date.

(b)           Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have, had or could reasonably be expected to have, in the Investor’s opinion (acting reasonably), a Material Adverse Effect on the Company.

(c)           The Company shall have obtained in a timely fashion any and all consents, permits, approvals, and waivers necessary or appropriate for consummation of the purchase and sale of the Shares and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect (except for filings referenced as post-closing filings and described in Section 4.5).

(d)           The Company shall have executed and delivered the Amendment.

(e)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(f)           The Company shall have delivered at the Initial Closing to the Investor a copy of a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c) and (e) of this Section 10.1.

(g)           The Company shall have delivered to the Investor at the Initial Closing a copy of a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Shares, certifying the current versions of the Articles of Continuance and Bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(h)           No stop order or suspension of trading shall have been imposed by the SEC or any other governmental regulatory body or the NASDAQ Capital Market with respect to public trading in the Common Stock.

10.2           Conditions to Obligations of the Company.  The Company’s obligation to sell and issue the Shares at each Closing to the Investor is subject to the fulfillment to the satisfaction of the Company on or prior to the respective Closing Date of the following conditions with respect to the Investor, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all respects when made and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investor shall have performed in all material respects all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

(b)           The Investor shall have executed and delivered the Amendment.

(c)           The Investor shall have delivered the Purchase Price to the Company.

(d)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

10.3           Termination of Obligations to Effect Closing; Effects.

(a)           The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)           Upon the mutual written consent of the Company and the Investor;

(ii)           By the Company if (A) any of the conditions set forth in Section 10.2 shall have become incapable of fulfillment, and shall not have been waived by the Company, or (B) the Company has satisfied all conditions set forth in Section 10.1 with respect to the Closing and the Closing has not occurred prior to 5:00 P.M. New York time on the deadline set forth in Section 3 with respect for the Closing Date.

(iii)           By the Investor if (A) any of the conditions set forth in Section 10.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor, or (B) the Investor has satisfied all conditions set forth in Section 10.2 with respect to the Closing and the Closing has not occurred prior to 5:00 P.M. New York time on the deadline set forth in Section 3 with respect for the Closing Date.

(iv)          By the Investor if the Company is in breach of any of the representations and warranties set forth in Section 4.

provided, however, that, except in the case of clauses (ii), (iii) or (iv) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)           If the Investor terminates this Agreement pursuant to clause (iii) or (iv) above, the Company shall reimburse the Investor for all attorneys fees relating to the negotiation, preparation, execution or termination of the Transaction Documents.

(c)           Nothing in this Section 10.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

11.           Covenants and Agreements.

11.1           No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under the Transaction Documents, including without limitation, any action or steps that would cause the offer and/or sale of the Shares to be integrated with other offerings.  The Company will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Shares.

11.2           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

11.3           Listing of Underlying Shares and Related Matters.  Promptly following the Closing, the Company shall take all necessary action to cause the Shares to be listed on each national securities exchange, or quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain such listing so long as any shares of Common Stock are listed on such exchange or quotation system. The Company will maintain the listing of its Common Stock on the NASDAQ Capital Market or, in its discretion, the American Stock Exchange, NASDAQ Global Market or New York Stock Exchange (any such exchange on which the Common Stock is listed, the “Principal Market”) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, provided that the foregoing shall not prohibit the Company from delisting if at any time as a result of a change of control or otherwise the Company is no longer required to register its Common Stock under Section 12 of the 1934 Act. The Company will provide within two (2) Business Days to the Investor copies of all notices it receives notifying the Company of the threatened and actual delisting of the Common Stock from the Principal Market.

11.4           Market Regulations.  The Company shall notify the SEC, the Principal Market and applicable state authorities, in accordance with their requirements, of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Investor.

11.5           Termination of Covenants.  The provisions of Sections 11.1 through 11.4 shall terminate and be of no further force and effect upon the earlier of (i) the mutual consent of the Company and the Investor or (ii) the date there are no longer any Lock-Up Shares.

12.           Lock-up; Leak-out.

12.1           Lock-Up.  In addition to any restrictions and limitations required by applicable securities laws, rule and regulations, Investor shall not at any time offer, sale, pledge, conveyance, transfer or make commitment to do any of the foregoing (each a “Transfer”) any of the Shares that are of Lock-Up Shares (as defined below).

12.2           Leak-Out.

(a)           Prior to and including the second anniversary of the Initial Closing, all of the Shares shall be Lock-Up Shares and shall be subject to the restriction on Transfer set forth in Section 12.1.

(b)           Following the second anniversary of the Initial Closing, two-thirds (round up to the nearest Share) of the Shares shall be Lock-Up Shares and shall be subject to the restriction on Transfer set forth in Section 12.1.

(c)           Following the third anniversary of the Initial Closing, one-third (round up to the nearest Share) of the Shares shall be Lock-Up Shares and shall be subject to the restriction on Transfer set forth in Section 12.1

(d)           Following the fourth anniversary of the Initial Closing, none of the Shares of the Shares shall be Lock-Up Shares.

12.3           Legends.  In addition to any other legend placed on the Shares pursuant to this Agreement, the following legend shall be imprinted on each stock certificate representing a Lock-Up Share (with the “Applicable Date” to be the date on which the Shares represented by the particular certificate cease to be Lock-Up Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL PROHIBITIONS ON TRANSFER CONTAINED IN A STOCK PURCHASE AND SETTLMENT AGREEMENT DATED AS OF SEPTEMBER 30, 2008 BETWEEN THE ISSUER AND THE ORIGINAL PURCHASER OF SUCH SECURITIES.  SUCH CONTRACTUAL PROHIBITIONS EXPIRE ON [APPLICABLE DATE], AT WHICH TIME THIS LEGEND MAY BE REMOVED. A COPY OF SUCH AGREEMENT IS AVAILABLE FROM THE ISSUER UPON REQUEST.

Upon any Share’s ceasing to be a Lock-Up Share, the Company shall, upon an Investor’s written request, promptly cause certificates evidencing the Shares to be replaced with certificates which do not bear such restrictive legend.

12.4           Stop Transfer Instructions. The Company may place stop transfer instructions on the Shares so as to restrict the Transfer of the Shares except in accordance with the terms of this Agreement.

12.5           Permitted Transfers during Lock-Up/Leak-Out Period.  Notwithstanding anything contained in this Section 12, the Investor may transfer Lock-Up Shares to its Affiliates or subsidiaries provided that the transferee executes an agreement to be bound by all the terms and conditions of this Agreement in connection with the Shares acquired.

12.3           Beneficial Rights; Additional Resale Restrictions. Except as otherwise provided in this Agreement or any other agreements between the parties hereto, the Investor shall be entitled to its beneficial rights of ownership of the Shares, including the right to vote the Shares for any and all purposes.  The resale restrictions on the Shares set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

13.           Survival and Indemnification.

13.1  Survival.  The representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement, to the extent a Closing occurs, for a period of one year from the Initial Closing Date.  Unless terminated as provided in the following sentence, the covenants and other provisions of this Agreement shall survive during the terms set forth with respect thereto in this Agreement, and if no such term is set forth herein, for one year from the date of the Initial Closing.  With respect to all parties, other than as expressly set forth in this Agreement (including Section 9.1 and 9.2), if the Final Closing does not occur, no representations, warranties, covenants or agreements shall survive termination under Section 10.3.

13.2  Indemnification.

(a)           The Company agrees to indemnify and hold harmless the Investor and its Affiliates and their respective manager, members, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

(b)           The Investor agrees to indemnify and hold harmless the Company and its Affiliates and its directors, officers, employees and agents from and against any and all Losses to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Investor under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

13.3  Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 13.2, such Indemnified Person shall promptly notify the person from which indemnification is sought (the “Indemnifying Person”) in writing and the Indemnifying Person shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person to so notify promptly the Indemnifying Person shall not relieve the Indemnifying Person of its obligations hereunder except to the extent, and only to the extent, that the Indemnifying Person is materially prejudiced by such failure to notify promptly.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them.  The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Person shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Indemnifying Person shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

14.           Miscellaneous.

14.1                      Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.2                      Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

14.3                      Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.4                      Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) ten (14)  days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given two Business Days after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Altair Nanotechnologies, Inc.
204 Edison Way
Reno, Nevada 89502
Attention: Terry Copeland
Fax:  (775) 856-1619
email: tcopeland@ltairnano.com

With a copy to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, UT  84111
Attn:  Bryan T. Allen
Fax: (801) 532-7750
Email: bta@pwlaw.com

If to the Investor:

Al Yousuf, LLC
By courier:
Mezzanine Floor, Yamaha Showroom
Sheikh Zayed Road
Dubai, United Arab Emirates

By mail:
P.O. Box 25
Dubai, United Arab Emirates
Attn: Iqbal Al Yousuf
Fax: +971.4.339.5544
Email: eyousuf@alyousuf.com

With a copy to:

Dewey & LeBoeuf LLP
P.O. Box 506675
Dubai, United Arab Emirates
Attn: John Podgore
Fax: +971.4.425.6301
Email: jpodgore@dl.com

14.5                      Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Transaction Documents, the party that does not prevail in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

14.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares, and the Company.

14.7           Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued (i) by the Investor without the prior consent of the Company (which consent shall not be unreasonably conditioned or withheld), or (ii) by the Company with the prior consent of the Investor identified therein (which consent shall not be unreasonably conditioned or withheld).  The foregoing shall not prohibit any party hereto from issuing any release or filing any report that is required by law or the applicable rules or regulations of any securities exchange or securities market.  The Investor understands that the Company is required to file a Current Report on Form 8-K describing the terms of the Transaction Documents and to include the Transaction Documents as Exhibits and hereby consents to such filing.

14.8           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

14.9           Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Letters, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

14.10         Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

14.11         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and United States District Court located in the New York City, New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

14.12         Currency. All reference to dollars ($) or currency in this Agreement are to United States Dollars.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase and Settlement Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	ALTAIR NANOTECHNOLOGIES INC.

	By:	/s/ Terry Copeland
Name: Terry Copeland
Title: President and CEO

Investor:	AL YOUSUF, LLC

	By:	/s/ Iqbal Al Yousuf
Name: Iqbal Al Yousuf
Title: President

Exhibit A
to
Purchase Agreement

Amendment No. 1 to Registration Rights Agreement

[see attached]